Exhibit 99.1

ICEWEB ANNOUNCES FISCAL 2008 YEAR END RESULTS

Revenues reach $16.3 Million
Company Positioned  for Future Profitability

DULLES, Va. – (BUSINESS WIRE) – December 29, 2008 – IceWEB, Inc. (OTCBB:IWEB), a leading storage technology company and provider of computing hardware, on-demand software, advanced networking solutions and innovative online services, today announced that it has filed its Form 10KSB with the U.S. Securities and Exchange Commission for the 2008 fiscal year, ended September 30, 2008.

For fiscal 2008, we reported sales of $16,294,423 as compared to net revenues of $18,732,069 for fiscal 2007, a decrease of $2,437,646 or approximately 13%. Of our total net revenues for fiscal 2008, approximately $14,886,699 is attributable to third party product sales by our IceWEB Solutions Group, approximately $982,049 is attributable to our sale of storage products, and approximately $425,676 is attributable to revenues from our online products and services.

Gross profit increased to $2,226,794 in fiscal 2008, from $1,920,795 in fiscal 2007, an increase of 15.9%.  Gross margin percent improved from 10.25% to 13.67%.  The improvement in margins is attributable to the sale of higher margin storage products and improving margins in the hardware and software solutions business.

The fiscal 2008 net loss of $6,410,793, or $0.35 per share, included the impact of the acquisition of Inline Corporation, which contributed $1,244,105 to the loss.  In addition, non cash expenses included depreciation and amortization of $575,498, share-based compensation of $1,573,363, and amortization of deferred compensation expense of $910,930.

John R. Signorello, Chairman and Chief Executive Officer of IceWEB, Inc., stated, “In 2008 we invested in our future – while simultaneously lowering overhead expenses - by acquiring INLINE Corporation, a data storage company.  Over the course of the year, we continued to make strategic product and marketing investments to enhance our efforts into the fast-growing GIS markets.    Our IT Solutions business compliments our storage efforts and is targeted for both the defense and civilian agency sides of the Federal Government market places.   We anticipate 2009 to be a year in which our 2008 investments will yield significantly improved gross margins and fuel our growth in GIS and other fast growth storage markets.”

About IceWEB, Inc.
Through its own suite of proprietary offerings and in partnership with numerous global technology leaders, IceWEB, Inc. delivers high-performance storage solutions, advanced hardware, software, and online services to U.S. government agencies, enterprise companies, small to medium sized businesses (SMB) and tech-savvy consumers.

For more information, please visit http://www.IceWEB.com or http://www.IceMAIL.com.

FINANCIAL CHARTS TO FOLLOW
IceWEB, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
As of September 30, 2008

CURRENT ASSETS:
Cash	$4,780
Accounts receivable, net of allowance for doubtful accounts of $9,000	3,094,110
Inventory, net	400,312
Other current assets	21,572
Prepaid expenses	55,155
3,575,929

OTHER ASSETS:
Property and equipment, net	1,169,369
Deposits	61,418
Intangible assets, net of accumulated amortization of $458,318	1,132,612
Total Assets	$5,939,328

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,762,872
Notes payable	1,372,565
Deferred revenue	13,164
9,148,601
Long-Term Liabilities
Notes Payable	956,520

Total Liabilities	10,105,121

Stockholders' Deficit
Preferred stock ($.001 par value; 10,000,000 shares authorized)
Series A convertible preferred stock ($.001 par value; 456,667 shares issued and outstanding)	-
Series B convertible preferred stock ($.001 par value; 1,833,334 shares issued and outstanding)	1,253
Common stock ($.001 par value; 1,000,000,000 shares authorized; 13,202,815 shares issued and 13,040,315 shares outstanding)	24,690
Additional paid in capital	15,953,221
Accumulated deficit	(20,131,957)
Treasury stock, at cost, (162,500 shares)	(13,000)

Total stockholders' deficit	(4,165,793)

Total Liabilities and stockholders deficit	$5,939,328

IceWEB, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended September 30, 2008 and 2007

	2008	2007
Sales	$16,294,423	$18,732,069

Cost of sales	14,067,629	16,811,274

Gross profit	2,226,794	1,920,795

Operating expenses:
Marketing and selling	192,595	192,816
Depreciation and amortization expense	575,499	351,400
Research and development	303,526	-
General and administrative	6,910,039	3,834,829
Total operating expenses	7,981,659	4,379,045

Loss from operations	(5,754,865)	(2,458,250)

Other income (expenses):
Gain/(loss) from sale of assets	-	153,319
Interest income	3,444	3,402
Interest expense	(659,372)	(548,594)

Total other income (expenses):	(655,928)	(391,873)

Net loss	$(6,410,793)	$(2,850,123)

Basic and diluted loss per common share	$(0.35)	$(0.27)

Weighted average common shares outstanding basic and diluted	18,321,369	10,393,830

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:
IceWEB Investor Relations
My Le Phuong, Corporate Secretary
703-344-0961 or via email at mphuong@iceweb.com